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                                                                   EXHIBIT 99.2


September 24, 2003


Mr. Sal Uglietta
15722 Villoresi Way
Naples, Florida 34110


Dear Sal:

         We are very pleased to confirm our discussions regarding your joining Gevity as Senior Vice President of Benefits and Risk Management. In this capacity, you will report directly to me and be primarily responsible for overseeing and advancing all functional areas related to our group employee benefit plans, workers' compensation programs and insurance programs generally. We have prepared the following general summary of the key terms of our offer of employment for your review.

         Start Date:       On October 6, 2003.

         Base Salary:      $300,000 per year payable in equal installments of
                           $11,538.46 on the Company's normal bi-weekly payroll schedule.

         Vacation:         You will be eligible for 4 weeks of paid vacation
                           during each calendar year of employment.

         Cash Bonus:       Commencing on the date of your employment, you will
                           participate in a cash bonus program that will provide a target bonus amount equal to 2/3rds of the base salary actually paid to you during a calendar year ("Target Bonus"). The actual amount of the award, either more or less, will be based, in part, on an evaluation of your individual performance and contribution, as well as the overall financial performance of the Company. Of course, all bonus payments and compensation decisions regarding senior executives are subject to final approval by the Board or a duly authorized Committee. For the 2003 calendar year, your bonus will be prorated based on your period of active employment during 2003.

         Stock Options:    Initial Stock Option Award - As an inducement to
                           enter into employment with Gevity, you will receive an award of non-qualified stock options to purchase
                           200,000 shares of the


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                           Company's common stock having a 10-year term and
                           4-year vesting schedule of 25% on each anniversary of the date of the award with an exercise price equal to the price per share at the close of trading on your first day of active employment. Such options will be granted under and subject to the terms of the Company's 2002 Stock Incentive Plan. Any future stock option awards will be at the discretion of the Board or a duly authorized Committee thereof.

         Benefits:         After 30 days of employment, you and your eligible
                           dependents will be eligible for coverage under the terms of our medical and dental plans. If you elect coverage, both you and the Company will pay a portion of the healthcare premiums. If you do not enroll within your first 60 days of employment, you must wait for the next annual enrollment period or qualifying event.

         Relocation:       You have been furnished with a copy of the Company's
                           Relocation Policy. In addition to the covered items and subject to a total relocation expense limitation of $125,000 ("Relocation Amount"), the Company will either pay or reimburse the:

                           [X] Customary closing costs and expenses associated with the sale of your residence in Florida;

                           [X] Customary closing costs associated with the purchase of your residence in the Bradenton/Sarasota area;

                           [X] 3 house hunting visits for you and your immediate family members;

                           [X] Packing, transportation and temporary storage of your belongings and household effects for a period not to exceed 6 months; and

                           [X] Actual temporary living expense for a period not to exceed 180 days.

                           Following closing on your residence in the Bradenton/Sarasota area, the Company shall promptly pay to you the Relocation Amount less any relocation expenses previously reimbursed or paid to you.

         Change in
         Control: You will be eligible to enter into a Change in Control Severance Agreement in the form customarily used by the Company for other senior executives of the Company. Generally, the agreement provides for certain payments to you if you are terminated within a two (2) year period following a change in the control of the Company. Please refer to the Agreement for the specific terms and conditions.


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        Salary
        Continuation:      In the event your employment is terminated for any
                           reason other than for "Cause" or "Good Reason," and provided you execute a full and complete general release of all employment related claims, if any, against the Company, the Company will pay you the sum of one times: a) your annual base salary, as in effect at the time of your termination; and b) your Target Bonus as in effect at the time of your termination. Such sums shall be paid to you in twenty-six (26) equal payments on the Company's regular bi-weekly payroll cycle over the twelve (12) month period immediately following the termination of your employment. In addition, during the Severance Period, you will continue to participate in the health and dental plans provided to you as of the date of termination at the same level and in the same manner as if your employment had not terminated. If the terms of any benefit plan referred to in this section do not permit your continued participation, then the Company will arrange for other coverage providing substantially similar coverage at no additional cost to you.

                           For purposes of this offer, Paragraph 1(c) of the Change of Control Severance Agreement is incorporated herein to define "Cause" and the circumstances in which your employment may be terminated for Cause. "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events:

                                    (i)(A)   any change in the duties or
                           responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's primary position, duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities) or
                           (B) a material and adverse change in Executive's titles or offices with the Company;

                                    (ii)     a reduction by the Company in
                           Executive's rate of annual base salary or annual target bonus opportunity as the same may be increased from time to time; or

                                    (iii)    any requirement of the Company
                           that Executive be based anywhere more than fifty
                           (50) miles from the office where Executive is located at the time of his initial employment.

                           An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's


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                           incapacities due to mental or physical illness and
                           Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within thirty (30) days following Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

         Indemnification
         Agreement:        You will be eligible to enter into an
                           Indemnification Agreement with the Company in customary form.

         As a condition of employment, the Company must be satisfied that you are not subject to any agreement or understanding that would directly or indirectly restrict your ability to perform duties for the Company and you will be required to enter into our usual Non-Solicitation, Non-Compete and Confidentiality Agreement. This agreement generally limits your solicitation of Company clients, use of the Company's confidential information, and working for a competitor of Gevity for a period of one year after you leave the Company. A copy of this required document will be provided for your review. You will also need to successfully undergo a background check and drug screen prior to beginning employment.

          Further, as a senior executive, you will be required to qualify for registration as a "controlling person" under the various state laws that regulate the Company's business.

         Please let us know whether you accept these general terms of employment, by signing in the space provided below, and returning a copy to my attention.

         Sal, we believe that the position of Senior Vice President of Benefits and Risk Management provides an excellent opportunity for you to be a part of an exciting, challenging and growing company. Your role is crucial to Gevity's continued success and we look forward to welcoming you to the Gevity team.


                                        Very Truly Yours,

                                        /s/ Erik Vonk
                                        -------------
                                        Erik Vonk
                                        Chairman and Chief Executive Officer


Agreed to and Accepted by:

/s/ Sal Uglietta         9/24/03
-----------------------------------
Sal Uglietta             Date


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